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                                                                       Exhibit 4

                              MANAGEMENT AGREEMENT
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         THIS MANAGEMENT AGREEMENT ("Agreement") is made and entered into on this [ ] day of [ ], 2001 (the "Effective Date"), by and between eLOT, Inc., a Virginia corporation (the "Owner"), and PlasmaNet, Inc., a Delaware corporation (the "Manager").

                                R E C I T A L S :
                                -----------------

         WHEREAS, the Owner and the Manager have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of June 7, 2001 pursuant to which the Owner will acquire certain tangible and intangible assets of the Manager, including, but not limited to, the Internet website known as "FreeWorldLottery.com" (the "Website") and a perpetual paid-up license of certain proprietary technology (capitalized terms used herein but not defined have the meaning assigned to such terms in the Asset Purchase Agreement);

         WHEREAS, the Owner desires to retain the services of the Manager to act as its exclusive agent in the management, operation, maintenance, marketing and distribution of the Website;

         WHEREAS, the Manager desires to provide such services for the Owner;

         WHEREAS, the Owner and the Manager desire to cooperate on an ongoing basis with regard to strategy, personnel development and training so that the Owner will be able to maintain the level of Net Contribution (as defined in the Asset Purchase Agreement) delivered by the Manager upon expiration of this Agreement; and

         WHEREAS, the Owner and the Manager have agreed upon the terms and conditions upon which the Manager shall manage and operate the Website, as set forth below.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

         1. Appointment and Acceptance. The Owner hereby appoints the Manager, and the Manager hereby accepts appointment, on the terms and conditions hereinafter provided, as the Owner's exclusive managing agent for the management, operation, maintenance, marketing and distribution of the Website.

         2. Obligations of Manager. The Manager shall render the following services and shall perform the following duties for the Owner in a faithful, diligent and efficient manner:
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         (a) In General. The Manager shall be solely and exclusively responsible for all management, operational, marketing, maintenance and distribution activities with respect to the Website, including, but not limited to, such activities as are more specifically described below. The Manager shall use its best efforts at all times during the term of this Agreement to operate and maintain the Website according to the highest standards achievable consistent with the overall plan of the Owner. The Manager shall comply with the all reasonable and necessary rules, policies and procedures promulgated for the Website by the Owner from time to time following Manager's receipt of written notice of such rules, policies and procedures. The Manager shall be expected, for the account and at the expense of the Owner, to perform such other acts and deeds as are reasonable, necessary and proper in the discharge of its duties under this Agreement.

         (b) Training. The Manager will use its commercially reasonable best efforts to assist the Owner in personnel training and development so that Owner will be able to maintain a level of Net Contribution delivered by Manager at the end of the Term (as defined below).

         (c) Advertising and Marketing. The Manager and its affiliates shall advertise, market, distribute and promote the Website to members of Seller's FreeLotto.com website with the goal of causing such members' knowledge, awareness and use of the Website, including the marketing and distribution of the Website, and to generate at least $500,000 in monthly Net Contribution.

         (d) Management. The Manager shall manage, operate, market and maintain the Website. The Manager shall also arrange for and supervise any and all improvements to the Website (at Owner's expense). In addition, Manager shall:

                  (i) make or cause to be made in the name of Owner such ordinary repairs or alterations to the Website as may be necessary;

                  (ii) make or cause to be made in the name of Owner such modifications, improvements or expansions of the Website as may be necessary or helpful, including technical support and customer support;

                  (iii) request, demand, collect, receive and give receipts for any and all charges which become due from users of the Website, including payment processing and reporting, as well as providing technical support, customer support and online reporting capability and capacity; and all sums of money collected by the Manager from users of the Website or from the operation of the Website shall be deposited by the Manager in a bank account to be designated by the

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         Owner and opened in the name of (and shall be solely the property of)
         the Owner;

                  (iv) maintain a comprehensive system of records, books and accounts, with respect to the activities and operation of the Website; all records shall be subject to examination by the Owner or its authorized agents, attorneys and accountants; and no later than the twentieth (20th) day of each month, with respect to the preceding month, the Manager shall render a statement of Net Contribution and prize expense for such month and a schedule of accounts receivable and payable as of the last day of such month; and

                  (v) take such action as may be reasonably necessary to comply promptly with any and all laws, ordinances, orders or other requirements of any federal, state, county or municipal authority having jurisdiction of the Website.

         3. Expenditures. The Manager shall make no expenditure for the account of the Owner outside the normal course of operation of the Website (consistent with past practice) without the prior written approval of the Owner. All games, rules for games, prizes, structure of prizes and odds for games shall be approved by Owner.

         4. Payment of Receipts to Owner. All revenues (and cash and receivables related thereto) derived from the operation of the Website are the property of the Owner and shall be deposited in the manner directed by the Owner.

         5. Agency Relationship. Everything done by the Manager under the provisions of this Agreement shall be done as agent of the Owner, and all obligations or expenses incurred thereunder shall be for the account, on behalf, and at the expense of the Owner. Any payments to be made by the Manager hereunder shall be made out of such sums as are made available to the Manager by the Owner, and it is agreed that the Manager shall not be obligated to expend its own funds for any payments which the Manager is authorized to make hereunder.

         6. Term of Agreement. This Agreement shall be effective for a period of eighteen months from the date hereof (the "Term") and shall be renewable for successive additional one year terms at the option of the Owner. Notwithstanding the foregoing, this Agreement shall be subject to cancellation by either the Manager or the Owner in the event of a material breach by the other party, which breach is not cured within thirty (30) days of the party seeking to cancel the Agreement providing written notice of such material breach to the other party and such other party failing to cure the breach within said period. The written notice shall provide specific details of the breach which resulted in the sending of the written notice of cancellation.
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         7. Compensation of Manager. The Manager shall be entitled to receive as compensation for its management services of the Website pursuant to this Agreement a fixed fee in the amount of seventy-five thousand dollars ($75,000) per month, which management fee includes all costs of the Manager to manage and operate the Website. Other expenses incurred to generate revenues from the Website shall be payable exclusively from the revenues generated from operation of the Website, and not from other funds from the Owner.

         8. Indemnification.

         (a) The Manager shall indemnify, defend and hold harmless the Owner from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and attorney's fees), damages and causes of action, of any nature whatsoever which arise out of or are incidental to the management of the Website by the Manager and which are based on or attributable to the Manager's (i) negligence, fraud, deceptive practices, deceit or willful misconduct, (ii) any breach or violation by Manager of the terms of any license agreement to which it is party in connection with providing services hereunder, or (iii) breach of any provision of this Agreement or any fiduciary duty. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the Owner shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

         (b) The Owner shall indemnify, defend and hold harmless the Manager from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and attorney's fees), damages and causes of action, of any nature whatsoever which arise out of and which are based on or attributable to the Owner's (i) negligence, fraud, deceptive practices, deceit or willful misconduct, or (ii) breach of any provision of this Agreement or any fiduciary duty. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the Manager shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

         9. Binding Agreement; Assignment. This Agreement shall inure to the benefit of and constitute a binding obligation upon the contracting parties and their respective successors, assigns and legal representatives, but this Agreement and the rights and obligations may not be assigned or delegated without the prior written consent of the parties hereto and any permitted assignee hereunder must agree to assume and discharge the duties and obligations of his assignor hereunder.

         10. Amendment. This Agreement may only be modified by the written agreement signed by or on behalf of all of the parties hereto.

         11. Time. Time shall be deemed to be of the essence of this Agreement whenever time limits are imposed herein for the performance of any obligations by any of the parties

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hereto, or whenever the accrual of any rights to either of the parties hereto depends on the passage of time.

         12. Remedies Cumulative. The rights, options, elections and remedies of any of the parties contained in this Agreement shall be cumulative; and no one of them shall be construed as excluding any other or any right, priority or remedy provided by this Agreement or law.

         13. No Waiver. None of the terms, conditions, covenants, or provisions of this Agreement can be waived by either party except by appropriate written instruments. The waiver by either party of any breach of any term, condition, covenant or provision herein contained shall not be deemed a waiver of the same of any other term, condition, covenant or provision herein contained, or of any subsequent breach of the same or any other term, condition, covenant or provision herein contained.

         14. Governing Law; Venue. This Agreement shall be governed by, and its provisions construed to be in compliance with, the laws of the State of New York. The parties agree that venue for purposes of construing or enforcing this Agreement shall be proper in New York, New York.

         15. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery:

            (a)      If to the Manager, addressed to:

                               PlasmaNet, Inc.
                               Attn:   Kevin Aronin
                                       Edward Curtin, Esq.
                               420 Lexington Avenue, Suite 2435
                               New York, NY  10170
                               Fax:  (212) 931-6761

                               With a copy to:

                               Michael A. Meyers, Esq.
                               Hall Dickler Kent Goldstein & Wood LLP
                               909 Third Avenue
                               New York, NY  10022
                               Fax:  (212) 935-3121
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            (b)      If to the Owner, addressed to:

                               eLOT, Inc.
                               Attn:   Robert Daum
                                       Barbara Anderson, Esq.
                               301 Merritt 7 Corporate Park
                               Norwalk, CT  06851
                               Fax:  (203) 840-8639

                               With a copy to:

                               Richard Farley, Esq.
                               Cahill Gordon & Reindel
                               80 Pine Street
                               New York, NY  10005
                               Fax:  (212) 269-5420

All notices and communications shall be deemed to have been duty given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

         16. Invalidity of Provisions. The invalidity or an enforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         17. Miscellaneous.

         (a) Any words used herein in the singular shall be deemed to include the plural, any words used herein in the plural shall be deemed to include the singular, as the context requires. Pronouns used herein, whether masculine, feminine or neuter, shall be interpreted as the context requires.

         (b) This Agreement shall not be construed to have created any rights or benefits for, or be deemed to inure to the benefit of, any person or entity not a party hereto. Further, this Agreement shall not be deemed to have made the Owner and the Manager partners for any purposes. The rights and powers of the Manager hereunder are to be strictly construed and limited to the specific matters hereinabove set forth.
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         (c) This Agreement may be executed in multiple counterparts on the day and date first hereinabove written, and each executed counterpart hereof shall be deemed to be an original for all purposes.

         18. License Agreement. Upon receipt by Owner of all necessary third party licenses to enable it to do so, Owner shall have the option to cause Manager to enter into the license agreements substantially in the form of Exhibit A attached hereto. The Manager hereby represents and warrants that in the event Owner exercises the option provided herein, the license agreements together with the Transferred Assets (as defined in the Asset Purchase Agreement) (other than the FreeWorldLottery.com member list) and the third party licenses, will provide the Owner with the capability to operate the Website in substantially the same manner as previously operated by the Manager.



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         IN WITNESS WHEREOF, the parties hereto have executed this Management
Agreement effective as of the date first above written.

                                ELOT, INC.


                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title:


                                PLASMANET, INC.


                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title: